EXECUTION VERSION

INTRODUCER AGREEMENT

THIS AGREEMENT, dated as of April 13, 2011, by and between deltathree, Inc., a Delaware corporation ("Inc."), DME Solutions, Inc., a New York corporation (“DME”), and Delta Three Israel, Ltd., an Israeli corporation (“Delta Three Israel”) (Inc., DME and Delta Three Israel are collectively referred to herein as “deltathree”), and ACN Europe B.V., having its registered office at Thomas R. Malthusstraat 1-3, 1066 JR Amsterdam, The Netherlands (“ACN Europe”), represented by its Chief Executive Officer, Michael Tribolet.

EXPLANATORY STATEMENT

deltathree is a company that markets and sells telecommunications services throughout the world. ACN Europe has over the years marketed and sold telecommunications services in various geographic areas, both under its own brand and as a sales agent.

Inc. and ACN Europe wish to deploy ACN Europe’s sales and marketing experience and expertise in order to build Inc.’s business, and to that end, have agreed that they will enter into a definitive agreement for ACN Europe to act as a master promoter, and for ACN Europe’s network of independent sales representatives (the "Representatives") to act as promoters of Inc.’s  mobile application services (the "Mobile Applications") to retail residential and commercial consumers in the European countries in which ACN Europe and its subsidiaries and affiliates currently operate and may operate in the future.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration set forth herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Defined Terms. The following terms used herein shall have the meaning ascribed to them below:

“ACN Europe Commission” shall have the meaning ascribed to such term in Section 6(a).

“ACN Europe Costs” shall mean the total of the (i) Commissions to be paid by ACN Europe, estimated to be equal to 9.5% of Revenues and subject to adjustment as set forth in Section 6(b) below, and (ii) reasonable costs incurred by ACN Europe in providing the call center and services to be provided under Section 4(b) below, estimated to be equal to 6.0% of Revenues and subject to adjustment as set forth in Section 6(b) below.

"ACN Europe Indemnified Person" shall have the meaning ascribed to such term in Section 10(b).

“ACN Website” shall mean www.acnmobileworld.eu.

“Business” shall have the meaning given to it in Section 2(a), below.

"Customers" shall mean customers of deltathree who have been introduced to the Mobile Applications by the Representatives and whose orders are entered into the Online Portal and accepted by Inc. For the avoidance of doubt, Customers shall be customers of deltathree and not of ACN Europe or the Representatives.

“deltathree Costs” shall mean the total of the (i) network costs, estimated to be equal to 2.5% of Revenues and subject to adjustment as set forth in Section 6(b) below, (ii) termination costs, as calculated by deltathree on a monthly basis, (iii) credit card service and credit card vendor costs incurred by deltathree in providing the service hereunder to the  Customers, estimated to be equal to 4.5% of Revenues and subject to adjustment as set forth in Section 6(b) below, (iv) all reasonable direct and indirect costs of deltathree for obtaining and maintaining any electronic communications services registrations, authorizations, or licenses that are required to provide the Mobile Applications; and (v) all reasonable direct and indirect costs of deltathree for registering with tax authorities in respect of the collection and  remittance of value-added taxes for the Mobile Applications. Should deltathree, during the Initial Term, offer the Mobile Applications or any other service covered by the telecommunications or value-added tax registrations through a third party, to Customers in any country in which ACN Europe operates, such costs shall not be included in the deltathree Costs and deltathree shall pay to ACN Europe the full amounts that ACN Europe would have received if these items had not been included in the deltathree Costs. For the avoidance of doubt, any costs incurred by deltathree in connection with fraudulent or other improper usage of the Mobile Applications and for which Revenues are not received shall not be considered deltathree Costs for purposes of calculating Gross Margin or the ACN Europe Commission.

“deltathree Website” shall mean the Order Portal and any other website areas owned, controlled, or maintained by deltathree in connection with the provision of the Mobile Applications.

“Gross Margin” shall mean the difference between Revenue minus (i) the deltathree Costs and (ii) the ACN Europe Costs.

"Inc. Indemnified Person" shall have the meaning ascribed to such term in Section 10(a).

"Initial Term” shall have the meaning ascribed to such term in Section 3(a).

“Insolvency Event” shall mean that Inc., DME or Delta Three Israel:

(a) files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law for the relief of, or relating to, debtors, now or hereafter in effect;

(b)  applies for or consents to the appointment of a custodian, receiver, trustee, sequestrator, conservator or similar official for Inc., DME or Delta Three Israel or for a substantial part of their assets;

(c) makes a general assignment for the benefit of creditors;

(d) becomes unable to, or admits in writing its inability to, pay its debts generally as they come due;

(e) takes any action in furtherance of any of the foregoing; or

(f) has filed against them an involuntary petition, which petition is not dismissed or discharged within 60 days of its filing, under any bankruptcy statute now or hereafter in effect, of custodian, receiver, trustee, sequestrator, conservator, assignee for the benefit of creditors or other similar official is appointed to take possession, custody or control of the property of Inc., DME or Delta Three Israel.

“Mobile Applications" shall have the meaning ascribed to such term in the Explanatory Statement

“Online Portal” shall mean the web-based order entry portal created and maintained by Inc. pursuant to Section 5(i).

"Representative Commission" shall mean the compensation that ACN Europe pays to the Representatives for producing Customers.

"Representatives" shall have the meaning ascribed to such term in the Explanatory Statement.

“Revenues” shall mean the total revenue from Customers in connection with deltathree providing the services hereunder, including any processing, administrative, or other fees, recognized by deltathree for financial reporting purposes under generally accepted accounting principles.

"Standards" shall have the meaning ascribed to such term in Section 2(a).

"Term" shall have the meaning ascribed to such term in Section 3(a).

“Termination Date” shall have the meaning given to it in Section 3(b).

2. Sales Promotion.

(a) During the Term, ACN Europe shall provide, or cause to be provided, to Inc. ACN Europe’s network of Representatives to act as promoters for Inc. to sell Mobile Applications on behalf of and for the benefit of Inc. ACN Europe shall use its commercially reasonable efforts to cause the Representatives: (i) to promote Mobile Applications and  Inc.’s mobile application business (the “Business”), and (ii) to act as promoters for the sale of Mobile Applications, for and on behalf of Inc. Inc. shall have the right to cause ACN Europe to direct the Representatives with respect to promotion of Mobile Applications, customer service and regulatory matters in accordance with Inc.'s licenses or certificates, the statutes, rules, regulations, or policies of the applicable jurisdictions in which Inc. has authorized ACN Europe and the Representatives to conduct customer acquisition activities (the "Standards"), but in no event shall it have the right to cause ACN Europe to take any actions (or inaction) with respect to management and oversight of the Representative Commissions or other fees paid or payable to the Representatives.

(b) ACN Europe shall be responsible for directing the Representatives to adhere to the Standards in promoting the Mobile Applications and otherwise in connection with the performance of any obligations of ACN Europe under this Agreement. Neither ACN Europe nor the Representatives shall have the power or authority to act as attorney-in-fact of Inc. or bind Inc. in any way without the prior written consent of Inc. All customers acquired by the Representatives shall be subject to acceptance by Inc. and shall become customers of Inc. and not of ACN Europe or the Representatives.

(c) ACN Europe's and the Representatives’ promotion on behalf of Inc. shall be limited to the following acts: (i) solicitation of customers, (ii) the offering of Inc.'s Mobile Applications as set forth in Inc.’s marketing materials, applications, and sales agreements, and/or (iii) recommending Inc.'s Mobile Applications to retail residential and commercial customers.

(d) ACN Europe's and the Representatives' promotion shall not include (i) the negotiation of prices or rates, terms or conditions of service for Inc.'s Mobile Applications, (ii) taking title to Mobile Applications, (iii) arranging for the purchase, transportation, scheduling or delivery of Mobile Applications, or (iv) execution of contracts or agreements on behalf of Inc.

(e) Inc. shall have the right to cause ACN Europe to take appropriate actions with respect to the conduct of a Representative in order to comply with a notice or inquiry of any applicable Governmental Authority by providing at least 5 days' prior written notice (or such lesser period of notice as may be required by such Governmental Authority) to ACN Europe specifying the applicable remedial or corrective actions required by the Governmental Authority.

(f) ACN Europe shall provide Inc. with true and complete copies of independent representative agreements and updates thereto from time to time, upon Inc.’s request for same.

(g) In performing this Agreement, ACN Europe agrees to (i)(A) not take any actions that it knows would be harmful in any material respect to the Business of Inc., (B) use its commercially reasonable efforts to promote the Business, and (C) comply with all applicable laws, the Standards, and Inc.'s policies and procedures established in accordance with Section 5(a) hereof as in effect from time to time, and (ii) recognizing that ACN Europe’s legal relationship with the Representatives is that of independent contractor, use its commercially reasonable efforts to cause the Representatives to do (or not to do, as applicable) the same.

3. Term and Termination; Wind Down Phase.

(a) This Agreement is effective as of the date hereof and shall continue for a period of two (2) years (the "Initial Term") or until earlier terminated as provided herein. Upon the expiration of the Initial Term, this Agreement shall automatically renew on a year-to-year basis (each a “Renewal Term”) unless terminated by either Inc. or ACN Europe by the giving of written notice of termination to the other party hereto at least three (3) months prior to the expiration of the Initial Term or Renewal Term, as the case may be. The Initial Term and any Renewal Term(s) shall be together referred to herein as the "Term."

(b) This Agreement may be terminated at any time prior to the expiration of the Term by any of the following:

(i)       by mutual written agreement of the parties;

(ii)      by either party upon the occurrence of a material breach by the other party that remains uncured for a period of thirty (30) days after the breaching party receives written notice describing the breach in reasonable detail from the non-breaching party; or

(iii)     by the giving of proper notice as set forth in Section 3(a), above.

In all cases of notice given to terminate under this Section 3(b), the party giving notice shall specify the date on which this Agreement shall terminate (the “Termination Date”).

(c) In the case of termination other than as provided in Section 3(b)(ii), notwithstanding any other provision of this Agreement, any such termination shall be without liability to either party, and shall be managed in compliance with the provisions of Section 3(d), below. Any termination as provided in Section 3(b)(ii) shall be without prejudice to the non-breaching party's right to seek damages for such breach.

(d) Upon termination of this Agreement, this Agreement will enter a wind down phase in which the parties will cooperate to achieve an orderly and gradual cessation (in whatever Term remains) of the Representatives’ marketing and making sales of the Mobile Applications, including the joint and mutually agreeable development of the messaging of such event to the Representatives, and the management of their expectations regarding receiving the Representative Commissions, which will remain ACN Europe’s obligation to remit. ACN Europe will cause the Representatives to cease marketing and selling the Mobile Applications on the Termination Date, but Inc. agrees that it will continue to accept, process, provision and make ACN Europe Commission payments to ACN Europe, and continue customary .xml file reporting, on all orders entered through the Online Portal up through and including the Termination Date.  After the Termination Date, Inc. will continue to pay the ACN Europe Commission payments under Section 6 of this Agreement, and provide the customary .xml file required by Section 5(e), below, for as long as Customers continue to purchase the Mobile Applications, and this Agreement will continue in effect as to the remaining ‘tail’ of these Customers’ usage, until there remain no Customers using Mobile Applications.

(e) Inc. agrees that during the time this Agreement remains in effect, including the time during any wind down period and/or after the Termination Date while there remain active  Customers, regardless of what Mobile Application they consume, regardless of who sold such Mobile Application to them, Inc. will pay to the ACN Europe Commission payments and, if applicable by circumstances, the Commissions ramp down on their aggregate usage, and will continue to provide the customary .xml file required by Section 5(e).  Inc. will not actively seek to cause  Customers to change the Mobile Applications they purchase (with ‘upselling’ to additional Mobile Applications being permitted, but ACN Europe Commission and Commission ramp down payments, if applicable by circumstances, being due thereon), will not change the account numbers or other unique identifier developed inside of Inc.’s systems to identify customers as  Customers, or otherwise attempt to disguise or cull out of the ranks of  Customers any faster than they would otherwise out of normal customer-initiated attrition.

4. Duties of ACN Europe. ACN Europe will use its commercially reasonable efforts to cause the Representatives to promote standard offer contracts of the Business as approved by Inc. to potential retail customers; and will perform the following functions:

(a) ACN Europe will process, reconcile, and make payments of Representative Commissions out of ACN Europe’s Commission.

(b) ACN Europe will maintain, for the benefit of Inc. and in accordance with its customary operating procedures, a call center facility with an adequate number of trained customer service representatives to respond to enquiries (i) from Representatives relating to Representative Commissions and other Representative issues and (ii) from Customers for Tier 1 and Tier 2 support relating to the Mobile Applications.

(c) ACN Europe will give Inc. access to ACN Europe's Representative training events and gatherings at which ACN Europe's other training and product/service familiarization is scheduled to occur, as Inc. and ACN Europe may mutually agree, so that Inc. may assist ACN Europe in training the Representatives about the Mobile Applications, on Inc.’s processes and procedures to sell the Mobile Applications, and in showcasing the Mobile Applications to the Representatives.

(d) ACN Europe and Inc. will from time to time develop together, and Inc. will provide to the Representatives, material for presentation through ANC Europe’s website areas serving the Representatives, including potential links to Inc.’s website area(s), designed to inform and educate the Representatives about the Mobile Applications available for Representatives to sell. Such materials will be made available to Representatives through the ACN Website, other ACN website areas, and one or more deltathree Websites.

(e) ACN Europe shall translate Inc.’s training and promotional materials provided to ACN Europe into one or more European languages to be determined by ACN and shall make such translations available to Inc. ACN Europe shall also be responsible for translating the deltathree Website and providing the translations to Inc. In the event of changes to the Inc. materials or the deltathree Website, ACN Europe shall translate the changes promptly upon receipt.

(f) ACN Europe will use its commercially reasonable efforts to promote the relationship created hereunder to the Representatives.

(g) ACN Europe will designate an individual to be the primary interface between ACN Europe and Inc. on all issues relating to this Agreement, including understanding the Mobile Applications, answering mobile applications sales questions and generally assisting with the relationship between the two organizations (ACN Europe and Inc.) with respect to activities under this Agreement.

(h) ACN Europe and Inc. will together prepare a training package suitable for ACN Europe to use in educating the Representatives on the Mobile Applications so as to enable them to represent Inc. well.

(i) ACN Europe will obtain and maintain any licenses or certificates required to perform its obligations under this Agreement.

(j) ACN Europe shall establish and maintain the ACN Website in good working order, in English and other languages as ACN Europe may determine. Upon accessing the ACN Website and entering the Representative’s Team ID, a Customer shall be directed to the deltathree Website to complete the ordering process.

5. Duties of Inc. Inc. shall provide Mobile Applications for the Representatives to sell in accordance with the following terms:

(a) Inc. shall determine all Mobile Applications, their terms of service, as well as establish the policies and procedures for the Representatives to sell the Mobile Applications, with all of the foregoing being subject to ACN Europe’s input and suggestions.

(b) Inc. shall price the Mobile Applications for retail sale competitively and keep same current in all markets in which ACN Europe operates. Inc. shall consult with ACN Europe regarding pricing but shall have final authority over pricing decisions, provided, however, that Inc. shall price the Mobile Applications in the local currencies of all countries in which ACN Europe and the Representatives are entitled to promote the Mobile Applications. Inc. shall ensure that the prices offered to ACN Europe and Customers under this agreement are no higher than the prices offered to customers directly by deltathree or through other resellers of the Mobile Applications.

(c) Inc. shall be contractually and legally responsible for the provision of the Mobile Applications to Customers and Customers shall not be considered customers of ACN Europe or the Representatives. Inc. shall undertake, be solely responsible for, and bear all risk on, all business functions relating to Customers, including, but not limited to, order entry, provisioning, quality of service, billing (including imposition, collection, and payment of any applicable taxes), fraud detection and management, collections, supply, scheduling and balancing and customer tracking.

(d) Inc. shall assist ACN Europe in preparing (i) English-language training and promotional materials suitable for ACN Europe to use in informing and educating the Representatives on the Mobile Applications so as to enable them to represent Inc. well and (ii) English-language versions of all product literature, contractual forms, and any other materials (including web-based information) needed for the Representatives to market and sell the Mobile Applications.

(e) Inc. shall provide ACN Europe with an .xml electronic file of ACN  Customer activity and status, including disconnects, no less frequently than once daily, in a format reasonably satisfactory to ACN Europe and designed by Inc. and ACN Europe together to allow ACN Europe access to the information it needs to calculate and verify properly the Commissions, and administer its programs with the Representative, which file will remain extant and accessible even after an  Customer’s contract termination and for as long as there remain active Customers.

(f) Inc. shall be entitled to provide training for Representatives at such times as may be reasonably acceptable to ACN Europe at ACN Europe's Representative training events and gatherings at which ACN Europe's other training and product/service familiarization is scheduled to occur.

(g) Inc. will designate an individual to be the primary interface between ACN Europe and Inc. on all issues relating to this Agreement, including understanding the Mobile Applications, answering mobile application questions and generally assisting with the relationship between the two organizations (ACN Europe and Inc.) with respect to activities under this Agreement.

(h) Inc. will design, provide and host a mutually agreeable co-branded online order entry portal that Customers will use to place orders for acceptance by Inc., which orders shall bear some unique identifier inside of Inc.’s systems as ACN Europe-sourced as well as the unique identifier or team identification number inside ACN Europe’s systems of the Representative submitting or responsible for such order. The deltathree Website shall be accessed via the ACN Website. The deltathree Website shall be available in English and such other languages as the parties agree. Inc. shall be solely responsible for the accuracy, completeness, and legal and regulatory compliance of all information and documents presented on or accessed through the deltathree Website.

(i) Inc. will design, to the mutual satisfaction of Inc. and ACN Europe, a ‘Commission Report’ that details the information called for by Section 6(a), below.

(j) Inc. will maintain an adequate number of trained Network Operation Center representatives for the purpose of providing Tier 3 and Tier 4 support to ACN Europe’s CSRs to call to obtain answers to technical and/or billing questions relating to the Mobile Applications.

(k) Inc. will use its best efforts to promptly provision the Mobile Applications to Customers.

(l) Inc. will use its best efforts to cause its Mobile Applications to be available for sale to potential Customers by June 15 in English and other languages as agreed by the parties. Additional languages shall be added after June 15 as agreed by the parties. The parties will jointly determine the delivery schedule for all languages.

(m) Inc. shall be responsible for compliance with all applicable laws in the countries where the Mobile Applications are offered and sold, including, but not limited to distance selling rules, data protection, telecommunications, and tax laws (including value-added, corporate income, and other taxes that may apply to the provision of the Mobile Applications by deltathree).

(n) Inc. will not block the phone number (the “Number”) entered by a Customer when signing up for the Mobile Applications as the phone number for the mobile phone (the “Phone”) on which such Customer will download and utilize the Mobile Applications from appearing to a recipient of a call from the Phone as the phone number for such Phone, until such time as deltathree receives written notification from ACN Europe requesting that deltathree so block the Number or deactivate an account.

(o) Inc. shall use its best efforts to assist ACN Europe with resolving customer service issues, provided that deltathree reasonably determines that such resolutions requested by ACN Europe are not unreasonable or unduly burdensome (either financially or in regards to the amount of time and effort that would be required) for Inc.  To the extent that the cost, expense and/or other burden that deltathree would incur for a resolution is what Inc. deems to be unduly burdensome, Inc. shall notify ACN Europe of the cost, expense and/or other burden and allow ACN Europe the opportunity to elect to compensate Inc. for such cost, expense and/or other burden.

6. ACN Europe’s Commission.

(a)  Inc., in consultation with ACN Europe, shall agree upon the retail prices at which Mobile Applications will be offered by ACN Europe to potential Customers (the “Retail Price”).  For purposes of this agreement, the Retail Price shall not include any value-added tax that may be applicable to deltathree’s sale of Mobile Applications to Customers. The parties shall meet on a regular basis to determine whether the Retail Price of any particular Mobile Application(s) is/are appropriate for market conditions and deltathree may decide (in consultation with ACN Europe) to increase or decrease (i) the Retail Price for any product(s) and/or (ii) the ACN Europe Commission set forth below. All retail prices shall be set in the local currency of the country in which the Mobile Applications are offered.

Inc. shall pay to ACN Europe as consideration for ACN Europe’s performance of its duties and obligations under this Agreement an amount of money in Euros equal to fifty percent (50%) of the Gross Margin (the “ACN Europe Commission”). At the conclusion of each calendar month, Inc. shall calculate the ACN Europe Commission and pay to ACN Europe by wire transfer, on or before the 15th day of the end of such month, an amount of money equal to the ACN Europe Commission.  For the purpose of calculating the ACN Europe Commission, Inc. shall convert to Euros all ACN Costs, deltathree Costs and Revenues incurred or received or paid in currencies other than Euros on the last day of such month using the then-current currency conversion rates as posted on http://www.oanda.com/currency/converter or other such source as the Parties shall agree.

(b) Within thirty (30) days following the completion of each six-month period, ACN Europe shall calculate the ACN Europe Costs and deltathree shall calculate the deltathree Costs for the preceding six-month period and each of the parties shall forward to the other party a report setting forth in reasonable detail such calculation. In the event that any adjustment to the ACN Europe Costs and/or the deltathree Costs and, accordingly, the aggregate amount paid by deltathree to ACN Europe for such six-month period is required, deltathree shall include such adjustment in the calculation of the monthly payment (or, if necessary, payments) it is required to make to ACN Europe immediately following the completion of such calculation.  Such revised calculation of the ACN Europe Costs and/or the deltathree Costs (as applicable) shall serve as the estimate of the ACN Europe Costs and/or the deltathree Costs (as applicable) for the following six-month period.

(c) All ACN Europe Commission payments shall be made by Inc. directly to ACN Europe. ACN Europe shall be solely liable for the payment of any and all compensation of whatever kind to the Representatives.

(d) If a Customer disputes the validity of a contract, Inc. shall continue to pay ACN Europe Commission payments while that Customer continues to pay for the Mobile services; provided, however, if the basis of the dispute relates to or is connected with the conduct of ACN Europe or its representatives in securing that Customer contract, then Inc. shall withhold any ACN Europe Commission payments until such time as it is determined that that Customer contract is valid.

7.   Audit Rights.

ACN Europe shall have the right, at any time upon reasonable advance notice to Inc., and during customary business hours, to audit Inc.’s customer and sales revenue accounting records and applicable transaction documents in order: (i) to verify any report provided to ACN Europe by Inc. in connection with this Agreement or (ii) to verify any calculation, payment of, or proposed payment of, ACN Europe Commission to ACN Europe, and Inc. shall have the right, at any time upon reasonable advance notice to ACN Europe, and during customary business hours, to audit ACN Europe’s Commission and call center accounting records and applicable transaction documents in order to verify any report provided to Inc. by ACN Europe in connection with this Agreement.  Subject to any restrictions imposed by applicable law, ACN Europe shall also have the right to request customer detail records, and Inc. shall promptly provide the same to ACN Europe.  Neither party shall delay unduly or otherwise attempt to frustrate the other party’s verification efforts.  All information provided to a party by the other party, whether under this Section 7 or otherwise under this Agreement, shall be prepared with full transparency by the providing party, and shall be full, complete, truthful and not misleading when delivered to the receiving party.  Each of the party’s rights under this section shall continue and remain in effect until there are no longer any active ACN Europe Customers.

ACN Europe acknowledges that certain of the information that Inc. may provide in respect of ACN Europe’s audit rights may contain personal information of the ACN Europe Customers and ACN Europe agrees to use its reasonable commercial efforts to protect and maintain the confidentiality of such information, not to disclose the information to any third parties and use such information for the sole and limited purpose of the verifications set out in (i) through (iii) above; and in any event, ACN Europe agrees to treat such confidential information with the same care that it treats the information of its own, non-Inc. related customers similar information.

8.  Representations and Warranties.

Each of the parties hereto represents and warrants to the other that:

(a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite power and authority to execute, deliver, and perform this Agreement;

(b) this Agreement, once executed, will constitute a valid and binding agreement of each party, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights in general, and subject to general principles of equity;

(c) this Agreement has been duly authorized by all necessary action on the part of each party;

(d) it possesses all licenses, certificates, permits or other similar permissions necessary to perform its obligations under this Agreement; and

(e) neither the execution and delivery of this Agreement, nor each of the parties’ performance hereunder, will violate any injunction, judgment, order, decree, ruling charge, government restriction, rule or law, nor will they conflict with, result in a material breach of, constitute a default under, or cause or create any acceleration, cancellation, or modification of any other agreement or arrangement to which each party is a party.

9. Confidential Information.

The parties agree that the provisions of the Nondisclosure Agreement between LKN Communications Inc. and deltathree dated as of September 2, 2010 shall apply to them and shall be deemed incorporated herein.

10. Indemnification.

(a) ACN Europe hereby agrees to indemnify and hold Inc. and its directors, officers, employees, stockholders, affiliates and agents (each, an “Inc. Indemnified Person”) harmless from and against all damages which any Inc. Indemnified Person may sustain, incur or assume as a result of any allegation, claim, civil or criminal action, proceeding, charge or prosecution which may be alleged, made, instituted or maintained against any Inc. Indemnified Person arising out of, resulting from or based upon (i) any breach by ACN Europe of any of its representations, warranties, covenants or agreements contained in this Agreement, or (ii) any claim asserted or threatened to be asserted by any third party in connection with ACN Europe, its affiliates or the Representatives, promoting the Mobile Applications or serving or having served pursuant to this Agreement; provided, however, ACN Europe shall not be liable to indemnify and hold any Inc. Indemnified Person harmless from any such damages to the extent it is the result of the gross negligence, bad faith, willful misconduct or criminal conduct of, or the breach of this Agreement by, the party seeking indemnification hereunder.

(b) Inc. hereby agrees to indemnify and hold ACN Europe and its directors, officers, employees, stockholders, affiliates and agents (each, an "ACN Europe Indemnified Person" and collectively, the "ACN Europe Indemnified Persons") harmless from and against all damages which any ACN Europe Indemnified Person may sustain, incur or assume as a result of any allegation, claim, civil or criminal action, proceeding, charge or prosecution which may be alleged, made, instituted or maintained against any ACN Europe arising out of, resulting from or based upon (i) any breach by Inc. of any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) any claim asserted or threatened to be asserted by any third party in connection with Inc.'s obligations pursuant to this Agreement, in each case solely to the extent that any such damages is the direct result of the gross negligence, bad faith, willful misconduct or criminal conduct with respect to any training, sales materials, literature, forms or documents provided by Inc. for use by the Representatives of, or the breach of this Agreement by, any of the Inc. Indemnified Persons; or (iii) claims by any tax or other governmental authority in any of the European countries in which the Mobile Applications are offered that ACN Europe is responsible for the imposition, payment, or collection of value-added tax with respect to the provision of the Mobile Applications to Customers.

(c) Inc. acknowledges that the Representatives are third party beneficiaries of this Agreement, and that ACN Europe is permitted to bring any claim under this Agreement that may arise on their behalf.

(d) ACN Europe hereby agrees to indemnify and hold harmless each Inc. Indemnified Person from and against all liability and damages which any Inc. Indemnified Person may sustain, incur or assume as a result of any allegation, claim, civil or criminal action, proceeding, charge or prosecution which may be alleged, made, instituted or maintained against any Inc. Indemnified Person arising out of, resulting from or based upon deltathree not blocking the Numbers from appearing to a recipient of a call from a Phone as the phone number for such Phone, except where such allegation, claim, action, proceeding, charge or prosecution is the result of deltathree’s gross negligence, including but not limited to deltathree’s failure to comply with Section 5(n) above.

11. Independent Contractors. The parties acknowledge that they are entering into this Agreement as independent contractors and that this Agreement shall not create nor be construed to create a relationship of joint venturers, co-partners, employer and employee, master and servant or any similar relationship among the parties.

12. Expenses. Except as otherwise provided for herein, each party will pay its own expenses in connection with this Agreement and the completion of the transactions contemplated hereby.

13. Expenses Related to Audit Rights. Wherever either party has an audit right, the party exercising its audit right shall be entitled to reimbursement of its reasonable and customary expenses associated with such audit from the other party in the event such audit results in a determination that there was a material inaccuracy adverse to the party conducting the audit. Further, the party being audited shall be entitled to reimbursement of its reasonable and customary expenses associated with supporting such audit from the party conducting the audit in the event such audit results in a determination that the subject matter audited was materially accurate. Any inaccuracies determined by any such audit shall be corrected in the favor of the party to whom the inaccuracy was adverse.

14. Force Majeure. In the event that war, fire, explosion, flood, accident, strike, riot, act of governmental authority, act of terrorism, act of God or other contingency beyond the reasonable control of either party causes cessation or interruption of that party’s or the Representatives' performance hereunder, performance shall be temporarily excused for the period of the disability, without liability, provided that the party seeking excuse shall promptly, after it has actual knowledge of the beginning of any excusable delay, notify the other party of such delay, the reason therefore, and the probable duration and consequence thereof.  The party seeking excuse shall use its reasonable commercial efforts to resume performance of its obligations hereunder with the least possible delay.

15. Contractual Nature of Obligations.  ACN Europe acknowledges that its rights to ACN Europe Commission payments are contractual in nature, are not traditional security interests and do not specifically attach to or encumber any assets of Inc., DME or Delta Three Israel, including, without limitation, to the Customer contracts. ACN Europe agrees that it will not assert or attempt to assert these rights via any UCC-1 or similar filings.

16.  Insolvency of Inc.  In the event that an Insolvency Event occurs, Inc. acknowledges that ACN Europe is a general unsecured creditor of Inc., and agrees that, in consideration for ACN Europe having acknowledged herein that its rights to ACN Europe Commission payments is unsecured and not attached to any specific assets, Inc. will use its best efforts to protect ACN Europe’s twin rights to the fullest extent possible in both the case where the Insolvency Event is instigated by Inc. or is suffered by Inc. at the hands of any third party.  Examples of the best efforts that Inc. could use in this instance would include, but not be limited to, obtaining protection for payments to ACN Europe in any negotiations with other or secured creditors or debtor-in-possession or other post-filing lenders, placing this Agreement high upon the list of contracts to be assumed in any reorganization proceeding offering that option, or otherwise acting to preserve both the relationship created by this Agreement, the payments to ACN Europe hereunder and the ability for ACN Europe to realize the value and equity that its efforts hereunder have created.  Inc. specifically agrees that ACN Europe shall have the right to intervene in any Insolvency Event proceeding to that same end.

17.           Intellectual Property.

(a)           ACN Europe and deltathree agree that all right, title, and interest in any trademarks, trade names, copyrighted material, patents, and other intellectual property (the “IP”) in existence before the date of this agreement shall remain owned by that party and that this agreement shall not cause the transfer of any IP rights held by either party.

(b)           For the avoidance of doubt, ACN Europe shall be the owner of all IP in the ACN Website and the www.acnmobileworld.eu domain name. Inc. shall be the owner of the Online Portal and all content contained on the deltathree Website except for translated material provided by ACN Europe, which shall remain the property of ACN Europe.

(c)           ACN Europe hereby grants to Inc., subject to the terms of this Agreement, a limited non-exclusive, non-transferable, non-sublicensable, license to use and display the  IP identified by ACN Europe in connection with the promotion and provision of the Mobile Services, provided such use is necessary to perform as contemplated by this Agreement. The license granted by ACN does not include the right to modify or alter in any way any of the IP. Any benefits accruing from use of the IP shall automatically vest with ACN Europe. Subject to Sections 3(d) and 3(e) above, this limited license shall terminate immediately in the event this Agreement is terminated, and use of any IP must cease immediately upon termination of this agreement.

18.  Miscellaneous.

(a) Entire Agreement; Amendment; Waiver. This Agreement contains the entire understanding of the parties as to the subject matter hereof and fully supersedes all prior agreements and understandings between the parties as to such subject matter. This Agreement may not be amended, supplemented, canceled or discharged, except by a written instrument executed by the party as to whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of this Agreement.

(b) Severability. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the terms, provisions, covenants, and restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then applicable law.

(c) Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and delivered by confirmed email and overnight courier service to the addresses of the respective parties as set forth below, or to such changed addresses as the parties may fix by notice in accordance therewith:

To Inc.:

deltathree, Inc.
Jerusalem Technology Park – Bldg. #9
P.O. Box 48265, Jerusalem 91481, Israel
Attn:  Chief Executive Officer
Attn:  General Counsel
Email:	effi.baruch@deltathree.com; peter.friedman@deltathree.com

To ACN Europe:

ACN Europe BV
Thomas R. Malthusstraat 1-3
1066 JR Amsterdam, Netherlands
Attn:  Chief Executive Officer
Attn:  General Counsel
Email:	mtribole@acneuro.com
Email:	amslegal@acneuro.com

(d) Successors and Assigns. Neither party may assign this Agreement without the prior written consent of the other party; however, either party may assign this Agreement to any affiliate without such consent.  Any attempt to assign this Agreement not in conformance with the foregoing sentence shall be void.  This Agreement shall be binding upon and inure to the benefit of Inc. and its successors and assigns and upon and to the benefit of ACN Europe and its successors and assigns.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without giving effect to principles of conflict of laws.  In the event that any dispute shall have issues needing resolution that arise out of the formation of an ACN Customer Contract, then the laws of the province in which the ACN  Customer resides may be applied by a court of competent jurisdiction, in its sole discretion, solely to answer questions regarding the validity of that  Customer Contract, but all other issues shall be governed by and construed in accordance with the laws of The Netherlands, without giving effect to principles of conflict of laws.

(f) Arbitration. Any claim, controversy or dispute between the parties shall be resolved by binding arbitration of the issue in accordance with the following procedures:

(i)         Either party may request arbitration by giving the other involved party written notice, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. The arbitration shall be governed by the rules of the American Arbitration Association ("AAA") and held in Amsterdam, The Netherlands or other mutually agreed upon location.

(ii)        If both parties agree to an arbitrator within 30 days after a request for arbitration is made hereunder, that arbitrator shall be selected to hear the dispute in accordance with AAA rules. If the parties are not able to agree upon an arbitrator within such 30 day period, then that party who requested arbitration may request that the AAA select an arbitrator who has business experience in the sales industry and the selected arbitrator shall hear the dispute in accordance with AAA rules.

(iii)      Each of the parties shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys' fees and costs of all experts and witnesses; provided, however, that if the claim of either party is upheld by the arbitrator in all material respects, the arbitrator may apportion between the parties as the arbitrator may deem equitable the costs incurred by the prevailing party. The fees and expenses of the arbitration procedures, including the fees of the arbitrator, will be shared equally by the parties.

(iv)      Any award rendered pursuant to an arbitration proceeding shall be final, conclusive, non-appealable and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction

(g) Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

(h) Further Assurances. Each party agrees at any time, and from time to time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

(j) Survival.  The provisions of Sections 3(d), 3(e), 4(b), 4(h), 5(c)-(e), 5(k), 5(n), 7, 9, 10, 17 and 18 shall survive the termination of this Agreement for as long as there are active Customers.

(k) Trademark License.  ACN Europe, on behalf of ACN, Inc., hereby grants to Inc., subject to the terms of this Agreement, a limited, non-exclusive, non-transferable, non-sublicensable, license to use and display ACN Europe trademarks and tradenames (together, the “Marks”), as identified by ACN Europe, in or on promotional material and the on-line branded web site, provided such use is reasonably necessary to perform as contemplated by this Agreement and has been approved by ACN Europe.

Title to and ownership of the Marks shall not be affected by this Agreement.  The license granted by ACN Europe does not include any ownership interest in the Marks and does not include the right to modify or alter in any way any of the Marks.  Any benefits accruing from use of the Marks shall automatically vest with ACN Europe or ACN Inc. This limited license shall terminate immediately in the event this Agreement is terminated and use of any Marks must cease immediately upon termination, subject to Section 3(d) above.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

DELTATHREE, INC.

By:	/s/ Effi Baruch
Name:	Effi Baruch
Title:	CEO and President

DME SOLUTIONS, INC.

By:	/s/ Effi Baruch
Name:	Effi Baruch
Title:	CEO and President

DELTA THREE ISRAEL, LTD.

By:	/s/ Effi Baruch
Name:	Effi Baruch
Title:	CEO and President

ACN EUROPE B.V.

By:	/s/ Michael Tribolet
Name:	Michael Tribolet
Title:	CEO